EXHIBIT 23




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of Dexter Corporation on Form S-8 of our report dated February 9, 1999, on our audits of the consolidated financial statements and financial statement schedule of Dexter Corporation as of December 31, 1998, 1997, and 1996 and for the years then ended, appearing on page F-2 of Dexter Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in this registration statement.



 PricewaterhouseCoopers LLP


/s/ PricewaterhouseCoopers LLP
------------------------------

Springfield, Massachusetts
April 22, 1999